Exhibit 99

January 8, 2013

William F. Oplinger Named Alcoa Chief Financial Officer Effective April 1, 2013,

Succeeding Charles D. McLane, Jr., Who Will Retire After 40 Years With Company

Robert Wilt To Succeed Oplinger As COO Of Global Primary Products

NEW YORK—(BUSINESS WIRE)—Alcoa (NYSE:AA) announced today that William F. Oplinger, 45, will become Chief Financial Officer effective April 1, 2013, succeeding Charles D. McLane, Jr., 59, who plans to retire after a 40-year career with the company.

“Chuck McLane has been vital to Alcoa’s success during one of the most challenging periods in the company’s history,” said Klaus Kleinfeld, Alcoa Chairman and Chief Executive Officer. “It is not easy to replace someone who has been a giant figure at Alcoa and in the aluminum industry for decades. But with his deep experience, wide-ranging business knowledge and excellent judgment, Bill Oplinger is uniquely qualified. He shares Chuck’s commitment to transparency and the highest standards of financial management, and he has established himself as a respected business leader among his peers.”

Oplinger has been Chief Operating Officer of Alcoa’s Global Primary Products business unit since December 2011. He also serves on Alcoa’s Executive Council, the senior leadership team that sets strategic direction for the company. Since joining Alcoa in 2000, Oplinger has held key corporate positions in Financial Analysis and Planning and as Director of Investor Relations. He also has had major assignments in Alcoa’s largest business, Global Primary Products, including Controller, Operational Excellence Director, Chief Financial Officer and Chief Operating Officer.

Earlier in his career, Oplinger held engineering, customer services and business planning positions with Westinghouse and Emerson Electric. Oplinger earned a Bachelor’s Degree in Industrial Engineering from Virginia Polytechnic Institute and a Master’s Degree in Industrial Administration from Carnegie Mellon University.

McLane has been Executive Vice President and CFO since September 2007. He joined Alcoa in 2000 as Director of Investor Relations following Alcoa’s acquisition of Reynolds Metals Company. He held a series of financial assignments at Reynolds including Assistant Treasurer and Assistant Controller for the company. He also served as director of finance and administration for Reynolds’ Global Can business unit. He joined Reynolds in 1973.

Robert Wilt, 45, will succeed Oplinger as Chief Operating Officer of Global Primary Products (GPP) and will also serve on Alcoa’s Executive Council. Currently President of Alcoa’s U.S. Primary Products business, Wilt joined Alcoa in 1999 as Superintendent at the company’s U.S. Metals operations in Alcoa, TN. He became Plant Manager at Alcoa’s Wenatchee, WA, smelting facility in 2001, then served as Vice President of Energy Development and Vice President of

Operational Excellence for GPP before being named to his present position in 2009. Prior to joining Alcoa, Wilt served as a United States Army officer. He was also a Senior Consultant to the Atlanta Olympics Committee. Wilt earned a Bachelor’s Degree in Engineering Management from the United States Military Academy at West Point and a Master’s Degree in Business Administration from Harvard University.

About Alcoa

Alcoa is the world’s leading producer of primary and fabricated aluminum, as well as the world’s largest miner of bauxite and refiner of alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 125 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for 11 consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 61,000 people in 31 countries across the world. For more information, visit www.alcoa.com and follow @Alcoa on Twitter at twitter.com/Alcoa.